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                                                                    EXHIBIT 23.1

           THE REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Diedrich Coffee, Inc.:

    The audits referred to in our report dated September 22, 2000, except as to paragraphs 3 through 5 of note 6 which are as of September 26, 2000, included the related financial statement schedule as June 28, 2000, and for the year ended June 28, 2000, the twenty-two weeks ended June 30, 1999, and the years ended January 27, 1999 and January 28, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to incorporation by reference in the registration statements on Forms S-3 (333-61269) and S-8 (333-61271, 333-61273, 333-61275, 333-50127 and
333-50129)of Diedrich Coffee, Inc. of our report dated September 22, 2000, except as to paragraphs 3 through 5 of note 6 which are as of September 26, 2000, relating to the consolidated balance sheets of Diedrich Coffee, Inc. and subsidiaries as of June 28, 2000 and June 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 28, 2000, the twenty-two weeks ended June 30, 1999, and the years ended January 27, 1999 and January 28, and the related schedule, which report appears in the June 28, 2000 annual report on Form 10-K of Diedrich Coffee, Inc.

                                              KPMG LLP

Orange County, California
September 26, 2000